Exhibit 99.1

1st Source Corporation Announces Executive Succession Plan

South Bend, Indiana--(Newsfile Corp. - July 24, 2025) - 1st Source Corporation announced today that after 50 years in successive leadership as President, Chairman and/or CEO of the corporation and its subsidiary 1st Source Bank, effective October 1, Christopher J. Murphy III, will step down from his CEO role and become Executive Chairman of the corporation and the bank.
Simultaneously, Andrea Short, President of 1st Source Corp and CEO of 1st Source Bank, will become CEO and President of 1st Source Corp and retain the title of CEO of 1st Source Bank.
Kevin Murphy, now Chief Digital Officer and Executive Vice President of 1st Source Corp and 1st Source Bank, will become President of 1st Source Bank.
Upon the announcement Mr. Murphy said “I could not be more pleased nor more excited to turn the CEO role over to a Servant Leader who has demonstrated time and again her commitment to the values of the company and who has shown a deep understanding of the financial and operating dynamics that lead to long term sustained success for the benefit of our colleagues, our clients, our communities, the markets we serve, and our shareholders. She has been a full partner in the continuing high performance of the company. I am also very pleased that Kevin Murphy represents the fourth generation of Morris family leadership since 1931, committed to 1st Source’s independence and delivering on its Mission of helping our clients achieve security, build their wealth, and realize their dreams.”

Long-Term Strategy for Succession
This announcement is part of a long-term, multi-year strategy for succession at 1st Source, designed to prepare the company for a strong, continuing future. Each officer has held various roles and gained experiences that prepare them well for their future challenges.
Andrea Short
Ms. Short has distinguished herself as a strong leader in her previous roles, demonstrating significant capabilities to manage the day-to-day operations of 1st Source, with a keen understanding of the actions required to achieve positive long-term performance for the company's stakeholders.
She is known for her strong relationships with colleagues throughout the bank, her commitment to their success, and her ability to ensure they are trained and focused on serving clients effectively and efficiently.
Andrea, a CPA, is a graduate in accounting from Alma College and has received further relevant training at the University of Chicago in strategy development, Northwestern University in Marketing, and the Harvard Business School in their Advanced Management Program.

She has been a strong performer for the whole of her career at the company and has been an important contributor to 1st Source’s continuing success.
Chairman Murphy stated, "I have worked with Andrea since she arrived here in 1998 to take over management of our tax division and have supported her in every promotion since then. She has performed admirably in every role we have given her, living the company’s values and reinforcing its commitment to clients. More importantly, she has demonstrated her belief in and commitment to our values, starting with Integrity and Teamwork."
In response to the Board’s action, Ms. Short stated: “I am honored to be promoted to CEO of 1st Source Corporation and excited about the opportunity to continue to focus on the success of our neighbors, our colleagues, our clients and our shareholders.” said Ms. Short, “I have had the pleasure of working with a great team here throughout my career and the privilege to learn from great leaders, especially Chris Murphy. I look forward to continuing the long commitment to our Board along with the Morris, Carmichael, Raclin, and Murphy families. I am excited to lead our team as we continue to serve our clients and communities well.”

Kevin Murphy
Kevin Murphy’s new role is the result of his varied experiences, particularly in IT, community banking, and the digital space, which will be crucial for the bank’s future success. He started his bank career in IT, eventually moving to Treasury Products and Services, and was promoted to Regional President of the Central Region in 2017, Chief Information Officer in 2019, Group Head of IT, Electronic Banking, Marketing, and Digital Strategy in 2020, and EVP and Chief Digital Officer in 2022.
Kevin is a 1997 graduate of Wittenberg University with a BA in Political Science and later earned a BS in Information Technology from DeVry University, Cum Laude. He further prepared for future strategic leadership at 1st Source by enrolling in Notre Dame’s Executive MBA program, graduating Magna Cum Laude in 2015.
Chris Murphy commented, "Kevin has had increasing levels of responsibility and has served in multiple capacities across multiple divisions. He has developed a reputation for being a hands-on committed employee whose work ethic is prodigious. He also continues the Morris, Carmichael, Raclin, and Murphy family’s engagement and their commitment to keeping the bank independent and serving its clients well."
“It is a tremendous honor to be named President of 1st Source Bank, an institution with a long legacy of service, trust, and community commitment,” said Kevin Murphy. “Having grown within this organization over the past 19 years, I’ve seen firsthand the dedication of our colleagues and the meaningful impact we have on those we serve. I look forward to working closely with Andrea and our leadership team to build on our strong foundation, pursue new opportunities, embrace innovation, and remain a steadfast partner to our clients. Together, we will carry forward the mission, values, and standard of excellence that have defined 1st Source for generations.” He also added, “I, my colleagues, and the bank will be forever grateful for Chris Murphy’s tremendous stewardship, mentorship, and leadership over the last 50 years.”

Ongoing Leadership and Guidance
Mr. Chris Murphy will continue as Executive Chairman, responsible for Board direction and oversight, management oversight for longer-term strategic direction, organizational development, and Executive Senior Management succession. Andrea Short will report to him and Kevin Murphy will report to CEO Short.
In closing, Chris Murphy emphasized the importance of this succession plan for the future of 1st Source Corporation: "Andrea and Kevin, along with Brett Bauer our CFO, have worked closely and will continue to work with an exceptional Executive Management Team and other Senior Leaders across the Bank, preparing new ﬁve-year aspirational goals and three- year operating and financial targets. For me, this transition is a dream come true, ensuring long-term view to building value for our shareholders by remaining independent with strong capital reserves and substantive earnings growth serving clients in a uniquely personal and local way. I believe this team can catapult 1st Source in exciting ways, assuring and continuing its future success.”
This leadership transition is designed to ensure the continuing success and growth of 1st Source Corporation, with a dedicated team ready to lead the company well into the future.

Christopher J. Murphy III	Andrea G. Short	Kevin C. Murphy
1st Source Corporation, parent company of 1st Source Bank, has assets of $9.1 billion and is the largest locally controlled financial institution headquartered in the northern Indiana- southwestern Michigan area. The Corporation includes 78 banking centers, 18 1st Source Bank Specialty Finance Group locations nationwide, nine Trust and Wealth Advisory Services locations, 10 1st Source Insurance offices, and three loan production offices. For more than 160 years, 1st Source has been committed to our mission of helping our clients achieve security, build wealth and realize their dreams. For more information, visit https://www.1stsource.com/.
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Contact: For Immediate Release:
Hannah Nichols July 24, 2025
NicholsHa@1stsource.com
574-235-2128